As filed with the Securities and Exchange Commission on August 6, 2004 Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRIPATH TECHNOLOGY INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0407364
(State of Incorporation)	(I.R.S. Employer Identification No.)

2560 Orchard Parkway, San Jose, CA 95131

(Address of principal executive offices)

2000 Stock Plan

(Full title of the plan)

Dr. Adya S. Tripathi

Chairman of the Board

President and Chief Executive Officer

Tripath Technology Inc.

2560 Orchard Parkway

San Jose, CA 95131

(408) 750-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David J. Segre, Esq.

Bret M. DiMarco, Esq.

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.001 par value, to be issued under the 2000 Stock Plan	2,000,000 shares	$1.83	(2)	$3,660,000	(2)	$463.72

(1)	This Registration Statement shall cover any additional shares of common stock which become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares of the Registrant’s outstanding common stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended (the “Act”). The offering price per share and aggregate offering price are based upon the average of the high and low prices of Registrant’s common stock as reported on the Nasdaq National Market on August 5, 2004, for 2,000,000 shares reserved for future grant pursuant to the Registrant’s 2000 Stock Plan.

TRIPATH TECHNOLOGY INC.

REGISTRATION STATEMENT ON FORM S-8

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

Item 1. Plan Information.

Omitted pursuant to the instructions and provisions of Form S-8.

Item 2. Registration Information and Employee Plan Annual Information.

Omitted pursuant to the instructions and provisions of Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Tripath Technology Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this registration statement:

(a) The Company’s Annual Report on Form 10-K, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the fiscal year ended December 31, 2003 (File No. 000-31081);

(b) The Company’s Quarterly Report on Form 10-Q, filed pursuant to Section 13 of the Exchange Act, for the quarter ended June 30, 2004 (File No. 000-31081);

(c) The Company’s Quarterly Report on Form 10-Q, as amended, filed pursuant to Section 13 of the Exchange Act, for the quarter ended March 31, 2004 (File No. 000-31081);

(d) The Company’s Current Report on Form 8-K, filed pursuant to Section 13 of the Exchange Act, dated August 5, 2004 (File No. 000-31081);

(e) The Company’s Current Report on Form 8-K, filed pursuant to Section 13 of the Exchange Act, dated August 4, 2004 (File No. 000-31081); and

(f) The description of the Company’s common stock set forth in its Registration Statement on Form S-1/A (File No. 333-35028), including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreement between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Article EIGHT of our Restated Certificate of Incorporation provides for indemnification of directors and officers to the maximum extent permitted by Delaware law. Pursuant to the authority provided by its Restated Certificate of Incorporation, we have entered into indemnification agreements with each of our officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to us, and providing for certain other protections.

Article SIX of our Bylaws provides (subject to certain limitations) for the indemnification of officers, directors and third parties acting on behalf of Tripath Technology if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reasonable cause to believe his or her conduct was unlawful.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit Number	Description
4.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of Tripath Technology Inc.’s registration statement on Form S-1, registration number 333-35028, as amended).

4.2	Bylaws, as amended (incorporated by reference to Exhibit 3.2 of Tripath Technology Inc.’s Form 10-K filed on March 9, 2004).

4.3	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 of Tripath Technology Inc.’s registration statement on Form S-1, registration number 333-35028, as amended).

4.4	2000 Stock Plan (incorporated by reference to Tripath’s definitive proxy statement on Schedule 14A filed on April 29, 2004).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of BDO Seidman LLP, Independent Registered Public Accounting Firm.

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney of certain directors and officers of Tripath Technology Inc. (see page II-5 of this Form S-8).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Act that are incorporated by reference herein.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on August 6, 2004.

TRIPATH TECHNOLOGY INC.

By:	/s/ DR. ADYA S. TRIPATHI
Dr. Adya S. Tripathi
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Dr. Adya S. Tripathi and David P. Eichler, and each or any one of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DR. ADYA S. TRIPATHI Dr. Adya S. Tripathi	President, Chief Executive Officer and Director (Principal Executive Officer)	August 6, 2004

/s/ DAVID P. EICHLER David P. Eichler	Chief Financial Officer (Principal Financial and Accounting Officer)	August 6, 2004

A.K. Acharya	Director	August 6, 2004

/s/ Y.S. FU Y.S. Fu	Director	August 6, 2004

/s/ ANDY JASUJA Andy Jasuja	Director	August 6, 2004

EXHIBIT INDEX

Exhibit Number	Description
4.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of Tripath Technology Inc.’s registration statement on Form S-1, registration number 333-35028, as amended).

4.2	Bylaws, as amended (incorporated by reference to Exhibit 3.2 of Tripath Technology Inc.’s Form 10-K filed on March 9, 2004).

4.3	Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 of Tripath Technology Inc.’s registration statement on Form S-1, registration number 333-35028, as amended).

4.4	2000 Stock Plan (incorporated by reference to Tripath’s definitive proxy statement on Schedule 14A filed on April 29, 2004)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney of certain directors and officers of Tripath Technology Inc. (see page II-5 of this Form S-8).